MEMORANDUM OF AGREEMENT

This AGREEMENT, executed at Kalinga, Philippines, on this 9th day of December, 2010, between:

CLENERGEN PHILIPPINES CORPORATION, a Philippine corporation organized under Philippine laws with office address at Unit 311, The Annex, No. 24 Gen. Araneta Street, San Antonio Village, Pasig City, Philippines, herein represented by its Chairman, MR. MIGUEL Z. PATOLOT and herein referred to as “CLENERGEN”

and

APAYAO STATE COLLEGE, a Philippine State College duly organized and existing under and by virtue of the laws of the Republic of the Philippines, with office address at Conner, Apayao, represented  by its President,  DR. ZACARIAS BALUSCANG, JR.;

And

KALINGA-APAYAO STATE COLLEGE, a Philippine State College duly organized and existing under and by virtue of the laws of the Republic of the Philippines, with office address at Tabuk, Kalinga, represented herein by its President, DR. EDUARDO T. BAGTANG, hereinafter collectively referred to as “ASC AND KASC”

WHEREAS, on the invitation of ASC AND KASC, a Clenergen technical team previously visited Apayao State College and Kalinga-Apayao State College to undertake ocular inspection and consultative meetings for a possible partnership among the parties, together with National Power Corporation (NPC) for the conduct of a biomass power feasibility study in the areas where ASC AND KASC operate

WHEREAS, the coverage areas of ASC AND KASC are among the priority areas of the National Power Corporation for electrification under its SPUG Program and that Clenergen, in collaboration with the NPC and ASC AND KASC, is willing to conduct biomass to electricity feasibility study

WHEREAS, the Feasibility Study shall be funded, organized and managed by Clenergen until its completion

WHEREAS, ASC AND KASC, being consumers of electricity, are major users and are in a position to conduct studies focusing on agricultural waste biomass for renewable energy generation;

WHEREAS, during the visit, Clenergen and the state colleges agreed to collaborate on:

 (1)  Identification, utilization of agri wastes for bioenergy generation in Kalinga-Apayao; and
 (2)  Field study of Bayug, a bamboo specie, as a potential biomass energy crop.

NOW, THEREFORE, for the purpose above mentioned, the Parties agree on the foregoing:

OBJECTIVES

Short Term: January-June 2011

a)	To provide research based knowledge to Clenergen for sourcing 4000 tons per annum of agricultural waste biomass in the Apayao-Kalinga region, to supply a 500KW/h biomass gasification power plant.

b)	To provide research into transportation and logistics of surplus agricultural waste biomass to other regions and islands

Scope of Work

1.	Undertake inventory of biomass resources in Kalinga-Apayao region covering agri and forestry waste among others.
2.	Establish harvesting schedules and volume of agri and forestry waste available
3.	Evaluate current usage and value of agricultural waste
4.	Conduct feasibility study of transportation of agri waste to the location of biomass power plants to be constructed in the region, as well as transportation routes to the deep sea port.
5.	Calculate the average cost of transportation per km and cost of storage both at the power plant and the port.
6.	Calculate the cost of barge transportation from various regions/islands to Romblon and Palawan.
7.	Conduct tests on the average moisture content of the agricultural waste and possible inexpensive drying techniques.

Long Term: (Timeline to be determined)

c)	To locate different varieties of Bayug bamboo in Philippines and establish a clonal farm.

d)	To monitor field trials at the clonal farm for the purpose of establishing an elite variety of Bayug for multiplication through tissue culture.

The timeline and scope of work (below) will be subject to the following conditions precedent:

i)	The availability of suitable land in the region for large scale commercial energy crop plantation
ii)	Comparative analysis of Bayug bamboo yields to other indigenous strains of bamboo
iii)	The practicality, timeline and cost of producing bamboo from tissue culture practices

Scope of Work

1.	Visit different regions and islands where Bayug is located and take cuttings from existing varieties for propagation and planting in the clonal farm. Target as many varieties from different locations.
2.	Maintain a database for recording the date and location of each Bajug variety and label each cutting with the appropriate information.

3.	Erect a small shaded nursery facility and plant the cuttings in poly bags for secondary hardening (12 weeks).
4.	Evaluate various sites for the clonal farm through soil tests and water analysis.
5.	Select a 10 hectare clonal farm site for planting the Bajug saplings for field trials (with access to electricity).
6.	Construct one bore well/pump and Install irrigation piping and fencing around the site.
7.	Consult with various Microbiologists with regards to the correct balance of fertilizers to compliment the soil type and growing conditions of Bayug, along with a pesticide program.
8.	Supply liquid fertilizer using the irrigation system on a regular basis
9.	Prepare a site Plan with 4 different spacing trials of 2.5 hectares each.
10.	Establish field charts for each variety and record the dates on which they were planted.
11.	Maintain the clonal farm site using best agronomy practices including but not limited to tree and branch trimming, weeding and pest controls.
12.	Maintain detailed monthly statistical data on each variety planted

Responsibilities of the Parties

Responsibilities of the ASC AND KASC:

1.	Provide Clenergen with Additional Information to the Concept paper marked as Annex A –“Utilization of agricultural waste biomass for bioenergy generation”
2.	Revise the Information to the Concept paper marked as Annex C –“Production of Bajug for Biomass Application” to reflect the objectives and scope of work
3.	Expected milestones/deliverables per month or per quarter whichever is appropriate
4.	Submit monthly status reports
5.	Allow the use of the facilities and manpower of the ASC AND KASC
6.	Ensure the completion of projects in accordance with the terms of reference, scope of work and timelines provided.
7.	To prepare the terminal report at the completion of the project
8.	To allow Clenergen to undertake activities that is consistent with the provisions of this Agreement.

Responsibilities of Clenergen:

1.	To conduct a review of Batug Bamboo as energy crop and development of a clonal farm for evaluation and selection of a variety for tissue culture mass multiplication.
2.	Provide ASC AND KASC with research parameters and other information as appropriate and necessary for the betterment of the project
3.	To link ASC AND KASC with the other research network of Clenergen with the intent of contributing positively to the results of the project
4.	To provide the funding required to perform the tasks under the scope of work.
5.	To provide assistance of Clenergen Agronomy Experts when deemed necessary to enhance the value of the project
6.	To cover any and all cost associated with the registration of intellectual property rights arising from the research project, including the establishment of trademark
7.	To review project as it progresses and come up with schemes to enhance whatever business values that will be generated
8.	To provide supervision to facilitate the completion of specific projects.

Other Provisions:

1.	All Data, statistics, reports and other information that results from the scope of work will be equally accessible to all parties to this Agreement.
2.	Intellectual Property rights generated from this project shall be the exclusive property of Clenergen
3.	Carbon credits that may be generated from SPUG projects in the region shall be considered by Clenergen for research and development purposes in Kalinga and Apayao, among others.
4.	All commercial activities arising from this Agreement will handled by Clenergen
5.	This agreement and all subsequent agreements shall be subject to the provisions of the Memorandum of Agreement mentioned in the Premises.
6.	In case of conflict between the provisions of this Agreement and the provisions of agreement for specific project to be entered into by the herein, the Parties agree towards the amicable settlement
7.	This Agreement has a term of (1) year renewable for another one (1) year by mutual agreement by the parties.
8.	Sign a Non-Disclosure Agreement for information monitoring and control purposes per attached (Annex D)

IN WITNESS whereof each of the parties hereto has caused this Agreement to be executed the day and year written below.

/s/ Miguel Z. Patolot	/s/Dr. Zacarias A. Blauscang, Jr.	/s/Dr. Eduardo T. Bagtang
MIGUEL Z. PATOLOT	DR. ZACARIAS A. BALUSCANG, JR	DR. EDUARDO T. BAGTANG
Chairman	President	President
Clenergen Philippines Corporation	Apayao State College	Kalinga State College

WITNESSED BY:

/s/Mark LM Quinn	/s/Emerson V. Barcellano

MARK LM QUINN	EMERSON V. BARCELLANO
Executive Chairman	Chairman, Forestry Department
Clenergen Corporation US	Kalinga-Apayao State College

ACKNOWLEDGMENT

Republic of the Philippines	)
) S.S.

BEFORE ME, a Notary Public for and in ______________, on this _____ day of _________________, personally appeared the following:

Name	CTC No. /Passport No.	Date/Place Issued

Miguel Z. Patolot
Dr. Zacarias A. Baluscang, Jr.
Dr. Eduardo T. Bagtang

all known to me to be the same persons who executed the foregoing instrument and they acknowledged to me that the same is their free and voluntary act and deed.

            The foregoing instrument is an Agreement consisting of five (5) pages, including this page on which the Acknowledgment is written, the parties and their witnesses having affixed their signatures on all pages.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal at the place and on the date first above written.

Doc. No.  _____ ;
Page No. _____ ;
Book No. _____ ;
Series of 2010

ANNEX A

UTILIZATION OF AGRICULTURAL WASTE BIOMASS
FOR BIOENERGY GENERATION

Proponents:

Apayao State College (ASC) - Research and Development, Conner, Apayao
Kalinga-Apayao State College (KASC) - Research and Development, Tabuk, Kalinga

Duration:  Six (6) months

Project Cost:

EXECUTIVE SUMMARY:

The provinces of Kalinga and Apayao have about 199, 129 hectares of agricultural production area for rice, corn and coconut. This generates a huge amount of by-products and residues that can be used to generate energy year round. Agricultural wastes in these provinces offer huge biomass potential utilization. These major biomass/wastes resources are rice hull/ husk, rice straw, corn cobs, corn husks, coconut wastes, and other agricultural residues.

Rice hull accounts for about 20% of the rice production while rice straws are field wastes after the harvesting of rice and at harvest, a 5-ton rice straw produced from 5 tons of palay. Corn cobs and husk are biomass wastes after removing the kernels. The major coconut wastes include coconut shell (12%), coconut husks (35%) and coconut coir dust. The coconut tree also sheds its mature fronds of about 40 from time to time that weigh about 10 kg each.

Consumption of rice paddy straw can generate 2.6 kg/kWh, and the electricity production from 12.4 million tons paddy straw could be 4,770 GWh for power generation and around 1.8 to 2.8 kg of rice husk are necessary to produce 1 kWh of electricity. The primary energy content of corn husk is 60,000 GJ/4.8Mtons and coconut shell and leaves was found to be 104,400 GJ/5.8M tons.

I.	INTRODUCTION

The provinces of Kalinga and Apayao, being agricultural provinces in the Cordillera Administrative Region grow crops like rice, corn, coconut, banana, pineapple, bamboo, fruit and tree crops. About 199, 129 hectares of agricultural production is devoted for rice, corn and coconut. This generates a huge amount of by-products and residues that may be used to generate energy and development of other products year round. Agricultural wastes in these provinces offer huge biomass potential utilization.

Agricultural wastes are produced as a result of various agricultural operations. They include wastes from farms, harvest waste, manure and other agricultural residuals.  In the provinces of Apayao and Kalinga, the major wastes produced are rice hull, rice straws, corn cobs, corn husks, coconut wastes and other agricultural residues. These are usually burn or left to rot in the fields.

Alternatively, energy sources should be tapped from these rich agricultural resources of the province primarily the agricultural waste that can help fulfil the acute energy demand and sustain economic growth.

II.   BIOMASS RESOURCES IN KALINGA AND APAYAO

The dominant economic opportunities and activities in the provinces of Kalinga and Apayao are agriculture based, i.e. farming, poultry/livestock raising, and weaving/carpentry/woodworks.  Rice, corn, banana, coconut and sugar cane are the most abundant crops planted in the provinces. On the other hand, the major biomass/wastes resources are rice hull/husk, rice straw, corn cobs, corn stalks, coconut wastes, and other agricultural residues.
Rice Hull and Rice Straws.  Rice hull is a processing by-product of rice milling and accounts for about 20% of the rice production while rice straws are field wastes after the harvesting of rice. The country also has more than 12,000 rice mills spread throughout the country. These processing centers are the point sources of rice hull each year. Moreover, at harvest, a 5-ton rice straw produced from 5 tons of palay can provide 25-40 kg nitrogen, 3-6 kg phosphorus, 60-85 kg potassium, 2-5 kg sulfur, 200-350 kg silicon, 2,000 kg carbon, and several other nutrients, upon total decomposition

Corn Cobs and Corn husks. Corn cobs and husks are biomass wastes after removing the kernels.

Coconut Wastes .The major coconut wastes include coconut shell (12%), coconut husks (35%) and coconut coir dust. Among the three forms, coconut shell is the most widely utilized but the reported utilization rate is very low. The most common use is shell charcoal that are also exported and converted into activated carbon. The coconut tree also sheds its mature fronds of about 40 from time to time that weighs about 10 kg each. It will take 5-6 years before the fronds mature which is one of the field biomass. It is usually used as firewood for household cooking after removing the leaves.

Production Area by Commodity (in Hectares)

About 199, 129 hectares of agricultural production is devoted for rice, corn and coconut that could provide large amount of by-products and residues for energy generation.

Table 1. Production Area of Rice, Corn and Coconut in Apayao and Kalinga Provinces

Apayao
Commodity	Production Area ( Has)	Cropping Intensity
Palay	89,130	twice a year
Corn	5,121	twice a year
Coconut	268	perennial plantation crop

Kalinga
Commodity	Production Area ( Has)	Cropping Intensity
Palay	130,000	twice a year
Corn	10,000	twice a year
Coconut	250	perennial plantation crop
Source: Compendium by Sectoral Commodity & field survey, 2007

II.	METHODOLOGY

It is the intent of this proposal to use the student resource of Apayao and Kalinga to undertake this inventory, the research efforts being integrated with the student’s research and education program.

The inventory would cover, among others, the following agro-industries residues and forest resource:

a.	Paddy Straw
b.	Rice husk
c.	Maize husk
d.	Cassava stem
e.	Cane trash
f.	Peanut shells
g.	Coconut shells& leaves
h.	Coffee husk
i.	Wood Residues (sawmill)
j.	Municipal wastes (combustible part)
k.	Firewood
l.	Others:
•	Indigenous Bamboo
•	Forest Trees and secondary growth

The study will identify:

a.	Industry forest, agri resource available;
b.	Specific location of such resource;
c.	Potential biomass amount;
d.	Logistics consideration –
i.	Hauling and freight costs
ii.	Partnership and community mobilization
iii.	Feasibility of agri waste collection center
e.	Governmental approvals and documentation

IV.   BUDGETARY REQUIREMET

To undertake such study, the following budgetary requirements will be needed:

Particulars	Budget (Php.)
1. Traveling Expenses	90,000.00
2. Supplies	10,000.00
3. Communication	5,000.00
4. Monitoring	60,000.00
Total	165,000.00

V.   TIMELINES

The study will be conducted within four (4) months from approval of the study.  January to April 2011 will be the targeted period.

VII.   PERFORMANCE BASED

The study will be performed based and payment will be distributed as follows:

25% upon approval of proposal
25% upon submission and approval of first report
40% upon submission and approval of second report
10% upon submission and acceptance of final report

ANNEX B

AGRIWASTE BUDGET

	MONTHS
	January	February	March	April	May	June	TOTAL
A. Staff
- Study Leader - 5@7,200/Mo	36,000	36,000	36,000	36,000	36,000	36,000	216,400
- Research Assistant - 4@6000/mo	24,000	24,000	24,000	24,000			96,000

Sub-total	26,400	38,400	38,400	26,400	14,400	14,400	158,400

B. Traveling expenses
- Research assistant (clerk) -2@300/day x 22 days			13200	13200	13200		39600
- Project Staff - 5@240/day x 11 days	6000	2400	2400	2400			13200
- Student Researcher - 5@200/day x 8 days/mo.		8000	8000				16000
- Transprotation Cost	1500	3200	5000	6500	5000		21200

Sub-Total	7500	13600	28600	22100			90,000.00

C. Supplies
- Bond paper, pens, paper, record book, folders	10,000						10,000
HP ink, pencil, battery

Sub-total	10,000						10,000

d. Communications
- Pre-paid cards (Broadband, smartbro load)	500	900	900	900	900	900	5000

Sub-Total	500	900	900	900	900	900	5000

e. Monitoring, Meetings, Repert preparation, etc	7000	7000	7000	12000	15000	12000	60000

Sub-Total	7000	7000	7000	12000	15000	12000	60000

TOTAL	50,900	59,000	74,000	60,500	29,400	26,400	318,400
Miscellaneous Expenses (15%)							47,760.00
GRAND TOTAL							542,800.00
							$8,321.82

ANNEX C

Project Proposal:
Production of Bayog (Dendrocalamus merrillianus (Elm.)
for Biomass Applications

Proponent: Apayao State College- Research and Development Foundation

Duration:  (to be determined)

Project Cost:  (to be determined)

Summary:
Bayog (Dendrocalamus merillanus Elm.) is a clump forming and erect bamboo which is endemic to the Philippines. It is widely distributed in Northern Luzon. It is widely  grown and utilized in the province of Apayao.
Bamboo like bayog, is one of the fastest growing-woody plant on Earth. Unlike trees, bayog bamboo species have the potential to grow to full height and girth in a single season of 3-4 months. During this first season, the clumps of young shoots grow vertically, with no branching. In the next year, the pulpy wall of each culm or stem slowly dries and hardens. The culm begins to sprout branches and leaves from each node. During the third year, the further hardens. The shoot is now considered a fully mature culm.
Bamboo such as bayog, is known to produce greater biomass and 30% more oxygen than hardwood forest of comparable size (Klienhenz and Midmore , 2001) based on  age class distribution of bamboo stems.  Results showed that for most species culms are distributed between four years of growth. Their average total biomass is 130-142 t/ha can therefore re-work to show a maximum annual productivity of between 32 and 36 t/ha.
Furthermore, bamboo like those of bayog is more productive than many other candidate bioenergy crops, it shares a number of desirable fuel characteristics with certain other bioenergy feedstock, such as ash content and alkali index. Its heating value is higher than most of agricultural residues, grasses and straws.
In terms of their chemical properties, Monsalud and Nicolas (1958) found that bamboo species like bayog, contain ash, silica and pentosans than woods. Semana et al. (1967) found that the Philippine bamboos had higher ash and silica content than those of Asian bamboos, but lower lignin content than the Indian species. The silica content increases in a linear fashion from internode 2 of the butt portion (1.6%) to internode 30 (9.9%) in B. blumeana (Espiloy, 1983).
Results of studies on physical and mechanical properties  (Espiloy & Sasondoncillo, 1976, 1978; Espiloy et al., 1979; Espiloy & Robillos, 1985) showed a general increase in strength properties towards the top portion of the culm of bamboo species. This trend could be attributed to the corresponding increase in specific gravity and fibrovascular bundle frequency (Espiloy et al., 1986).

I.	INTRODUCTION

Bayog (Dendrocalamus merillanus) is a species of bamboo widely grown and utilized in the province of Apayao. It belongs to grass family Poaceae, subfamily Bambusoideae, tribe Bambuseae, which has woody stem or culm arising from rhizomes. The culms that grow in clumps are essentially cylindrical and consist of nodes and internodes.

This erect and clump forming, attains a maximum height 15 m and a maximum diameter of 12 cm. It has green, smooth internodes, 15-30 cm long, with thick walls. Unlike other erect bamboos, the stem of this species usually bend due to its pliable nature forming a wider canopy of the clump. As such, most farmers plant bayog near their house or in their farm house as evident in most farm house in Northern Luzon. This serves as shade where farming families share their food together during lunch time. Others used it as a fence due to its spiny branches.

Bayog has wide range of adaptation that it can thrive even in marginal areas. It is best grown near rivers or in damp areas. It can be propagated from stem cuttings or from rooting branches. Accordingly, farmers experienced that the rooted branches has greater survival than stem cuttings.

  Bayog has been part of every farming families in the Apayao and other parts of Northern Luzon. The young shoots  are used as food and can be processed as pickles popularly known as Atsara. Matured stems are used in building constructions due to its pliability and thick internode walls. Farmers used the stem for tying purposes. Trimmings of bamboos are used as fuel wood and can be processed as charcoal briqutte. Some folks used the leaves for medicinal purposes.

Bamboo is used in nearly every aspect of daily life. Its importance is better felt and understood in areas where it abounds or where timber and other traditional construction materials are not readily available or are extremely expensive. It supports many major industries such as housing and construction, handicraft and furniture, fishing, banana, food production and paper. Bamboo has also been used for musical instruments, for ornamental purposes and as a landscape material. As a reforestation species, it helps control erosion and stabilize river banks. It also helps preserve the ecological balance of an area. Bamboo has become a popular material for these and other purposes because of its availability, workability and low cost. Unlike timber which requires a growing period of 20 years or more, bamboos can be harvested for use at the age of three years

Due to the versatility of this giant grass, it is known as the "poor man’s timber", the "cradle to coffin plant" and "green gold" bamboo has and still provides, the materials needed for existence. Bamboo is also an eminently renewable resource; under the right conditions they display prodigious rates of growth some species can produce culms 40m high and 30 cm in diameter in just four months.

II.	REVIEW OF LITERATURE

Geographical Distribution and Taxonomy

Bayog (Dendrocalamus merillanus Elm) is clump-forming, erect bamboo species. It is widely distributed in the Provinces of Northern Luzon. Clumps are densely tufted irregularly raised above the ground with aerials roots on lower portions of culms.

Growth

Bamboos such as bayog,  are the fastest-growing woody plant. They are capable of growing up to 60 cm (24 in.) or more per day due to a unique rhizome-dependent system. However, this astounding growth rate is highly dependent on local soil and climatic conditions. Unlike trees, all bamboo have the potential to grow to full height and girth in a single season of 3-4 months. During this first season, the clumps of young shoots grow vertically, with no branching. In the next year, the pulpy wall of each culm or stem slowly dries and hardens. The culm begins to sprout branches and leaves from each node. During the third year, the further hardens. The shoot is now considered a fully mature culm.

Site Requirement and Cultural Management

Bamboo grows in a wide range of sites and elevations. The clump forming species like Bayog, Kawayan Tinik and Kawayan Kiling predominate in low to medium altitudes. It grows at an elevation range from seal level to 1500 m above sea level. Altitude affects the distribution of bamboo with respect to from or type.

Chemical Properties

Monsalud and Nicolas (1958) found that bamboos contain ash, silica and pentosans than woods. Semana et al. (1967) found that the Philippine bamboos had higher ash and silica content than those of Asian bamboos, but lower lignin content than the Indian species. The silica content increases in a linear fashion from internode 2 of the butt portion (1.6%) to internode 30 (9.9%) in B, blumeana (Espiloy, 1983). Shoots of three age levels (7, 10 and 15 days after emergence) of different bamboo species were chemically analyzed by Gonzales and Apostol(l978) for nutrient components. Results showed that the age level had no relation to the nutrient contents of the shoots which were largely similar,

Physical and Mechanical Properties

The mechanical properties of six species, namely, B. blumeana, B. vulgaris, D. merilliamus, G.aspera, G. laevis and S. lumampao have been studied so far at the FPRDI as reported by Siopongco and Munandar (1987). Results of these studies (Espiloy & Sasondoncillo, 1976, 1978; Espiloy et al., 1979; Espiloy & Robillos, 1985) showed a general increase in strength properties towards the top portion of the culm. This trend could be attributed to the corresponding increase in specific gravity and fibrovascular bundle frequency (Espiloy et al., 1986).

Biomass

Bamboos  like clump forming species like Bayog, Kawayan Tinik and Kawayan Kiling predominate in low to medium altitudes,  are the fastest growing woody plant on Earth. It is known to produce greater biomass and 30% more oxygen than hardwood forest of comparable size.   Literature on bamboo productivity is scarce, however, with the study of Klienhenz and Midmore (2001) tabulate the age class distribution of bamboo stems. They show that for most species culms are distributed between four years of growth. Their average total biomass figure of 130-142 t/ha can therefore re-work to show a maximum annual productivity of between 32 and 36 t/ha. Anil-Kumar et al.(1998) report 17 t/ha/yr for Acacia auriculiformis in India, showing that the performance of Casuarina is good under dry tropical conditions however, bamboo like those of bayog is more productive than many other candidate bioenergy crops, it shares a number of desirable fuel characteristics with certain other bioenergy feedstock, such as low ash content and alkali index. Its heating value is higher than most of agricultural residues, grasses and straws.

Harvesting

Harvesting of bamboo is typically undertaken according to the following life cycles.  On life cycle of the clump, as each individual culm goes through a 5 -7 year life cycle, culms are ideally allowed to reach this level of maturity prior to full capacity harvesting. The clearing out or thinning of culms, particularly older decaying culms, helps ensure adequate light and resources for new growth. Well maintained clumps may have productivity 3-4 times that of an unharvested wild clump. On life cycle of the culm, bamboo is harvested from 2-3 years, depending on the species.

ANNEX D

CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

This Confidentiality and Non-Disclosure Agreement (“Agreement”) is made on the 9th December, 2010 (“Effective Date”) between APAYAO STATE COLLEGE AND KALINGA-APAYO STATE COLLEGE and individual/business with registered offices/address at Conner, Apayao and Tabuk, Kalinga respectively (“THIRD PARTY”) and Clenergen Corporation, a company registered under the laws of Nevada, USA,  (“CC”).

WHEREAS:

A.	CC Intends to set up a Biomass based power plants using cultivated feedstock, and licensed Agronomy and Gasification Technology.
B.	The parties wish to disclose certain proprietary and confidential information to one another; and
C.
In consideration of the Business Opportunity, each party agrees that all Confidential Information received by it from the other party shall be kept confidential and shall be governed by the following terms and conditions.

I.	DEFINITIONS

1.	“Discloser” is the party disclosing the Confidential Information for the Permitted Purpose;
2.
“Permitted Purpose” means the appraisal of the Business Opportunity with a view to the parties taking advantage of such Business Opportunity in accordance with the terms of a mutual agreement to be reached between them;

3.
“Confidential Information” means (i) any commercial, technical and other data, information and interpretations made available by Discloser for the Permitted Purpose, whether orally or in writing on whatsoever medium (ii) the fact that discussions are taking place between the parties concerning a transaction involving the Business Opportunity and (iii) the terms of this Agreement;

4.	“Recipient” is the party receiving the Confidential Information.

II.	CONFIDENTIALITY OBLIGATIONS

Recipient shall in all Circumstances:

a)	Use the Confidential Information for no purpose whatsoever other than the Permitted Purpose;
b)
Disclose the Confidential Information only to its employees strictly on a need-to-know basis.  Each employee to whom the Confidential Information is disclosed shall be informed of the terms of this Agreement.  Recipient shall ensure that each such employee is bound by a written agreement not to divulge such Confidential Information with terms that protect the Discloser’s Confidential Information in the same manner as the Recipient is bound herein;

c)
Not disclose the Confidential Information to any third party without the prior written consent of Discloser, and then only on a need to know basis, and if requested by Discloser, subject to a confidentiality agreement signed by such third party and Recipient and Discloser;

d)	Not make or have made copies of the Confidential Information in any medium without the consent of the Discloser.

III.	EXCEPTIONS

The provisions of Clause II above shall not apply with respect to any Confidential Information received which:

a)	Was already in Recipient’s possession prior to the date of disclosure by Discloser; or
b)	Was developed independently by the Recipient without any reference to or use of the Confidential Information; or
c)	Was in the public domain prior to date of this Agreement or subsequently enters into the public domain otherwise than by breach of this Agreement by the Recipient; or
d)	Is subsequently disclosed to the Recipient by a third party who does not have a duty of confidentiality towards the Discloser; or
e)	Is approved for release upon the written permission of the Discloser; or
f)
Is required to be disclosed to (i) a government/judicial/quasi judicial body in pursuance of an order; or (ii) is required by the lenders/insurance agency of the Recipient in pursuance of any loan or insurance received/ made or to be received/ made, as the case may be.  In such events, where possible, the Recipient shall give adequate notice to the Discloser before making any disclosure to that the Discloser may have adequate opportunity to respond prior to such disclosures; as also make disclosure only to the extent as required.

IV.	NO GRANT OF PROPRIETARY RIGHTS OR LICENSE

The Confidential Information shall remain the exclusive property of the Discloser at all times, even after the termination of this Agreement.  In particular, and without limitation, it is agreed that no license is granted by the Discloser nor any license acquired by the Recipient (by implication or otherwise) for any purpose whatsoever hereunder.

V.	TERM

This Agreement shall terminate in two (2) years from the Effective Date of this Agreement.  The Confidentiality Obligations under Clause II shall survive for a period of two (2) years from the date of disclosure.

VI.	INJUNCTION

Parties acknowledge that the Confidential Information is valuable and unique and that any unauthorized disclosure by the Recipient will result in irreparable injury to the Discloser.  Parties agree that, in the event of a breach or threatened breach of the terms of this Agreement, the Discloser shall be entitled to an injunction in addition to and not in lieu of any other legal or equitable relief including monetary damages.

VII.	RETURN OF MATERIALS

All copies of Confidential Information available with Recipient in whatsoever medium shall either be returned to the Discloser or destroyed without the option of retrieval within five (5) days or a later date as otherwise indicated by the Discloser upon the earlier to occur of the following:

a)	The Recipient be found to be in breach of Clause II of this Agreement; or
b)	The expiry of this Agreement; or
c)	The Discloser’s written request for return or destruction of the Confidential Information.

VIII.	MISCELLANEOUS

1.
No waiver by the Discloser of any breach by the Recipient shall operate as a waiver of any subsequent or continuing breach thereof.  This Agreement sets for the entire agreement and understanding between the parties and supersedes all prior oral and written understandings representations and discussions between them respecting it subject matter, save that nothing in this Agreement shall prejudice the statutory and common law rights of either party in relation to Confidential Information.  This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each party.  If any provision of this Agreement shall be held invalid of unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect.  This Agreement is executed in duplicate and each copy is treated as original for all legal purposes.  This Agreement shall be effective as of the date first above written when signed by both parties hereto.

2.	For the avoidance of doubt, it is clarified that:
a.	The terms of this Agreement are confidential; and
b.
In the event both the parties enter into further agreements related to the Business Opportunity, this Agreement shall continue to be binding on the parties with regards to any Confidential Information exchanged by the parties hereto; and

c.	The recitals given hereinabove form an integral part of this Agreement.

IX.	GOVERNING LAWS

This Agreement shall be governed by and construed according to the laws of Nevada, USA.  This Agreement shall be subject to the exclusive jurisdiction of the Courts of Nevada, USA.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the day and date mentioned hereinabove.

For APAYAO STATE COLLEGE	For KALINGA-APAYAO STATE COLLEGE	For CLENERGEN PHILIPPINES CORPORATION
Signature: _________________ Name: Dr. Zacarias A. Baluscang, Jr Title: President Date: 9TH December 2010	Signature: _______________ Name: Dr. Eduardo T. Bagtang Title: President Date: 9th December 2010	Signature: _________________ Name: Miguel Patolot Title: Chairman Date: 9th December 2010